EXHIBIT 99.1

Eagle Bancorp Montana Earns $1.7 Million, or $0.45 per Diluted Share, in Third Quarter; Declares Regular Quarterly Cash Dividend of $0.09 per Share

HELENA, Mont., Oct. 23, 2017 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ:EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported third quarter net income of $1.7 million, or $0.45 per diluted share, compared to $1.1 million, or $0.27 per diluted share, in the preceding quarter and $1.8 million, or $0.46 per diluted share, in the third quarter a year ago.  In the first nine months of 2017, net income was $3.6 million, or $0.92 per diluted share, compared to $3.7 million, or $0.95 per diluted share, in the first nine months of 2016.

Additionally, Eagle’s board of directors declared its regular quarterly cash dividend of $0.09 per share.  The dividend will be payable December 1, 2017 to shareholders of record November 11, 2017.  The current annualized yield is 1.80% based on recent market prices.

“The highlight of the quarter was the signing of a definitive merger agreement to acquire Ruby Valley Bank, Twin Bridges, Montana,” said Peter J. Johnson, President and CEO. “We are maintaining both the infrastructure and banking teams to grow our organization and expect to generate operating efficiencies when the merger is completed.  This transaction presents a unique opportunity for us to expand our presence in the attractive markets of Madison County and the Ruby Valley.  The combination of our two organizations will provide the ability to create revenue and cost synergies while offering Ruby Valley Bank customers a broader product offering, increased lending limits, and an expanded branch delivery system that stretches throughout the state of Montana.”

The acquisition of $90 million Ruby Valley will make Opportunity Bank the fifth largest Montana based bank with approximately $800 million in assets. Ruby Valley Bank, headquartered in Twin Bridges, Montana, currently operates 2 branches in Twin Bridges and Sheridan and will add approximately $90 million in assets, $78 million in deposits, and $55 million in gross loans to Opportunity Bank.  The combined company will have 16 branches.

Also, on October 13, 2017, Eagle successfully completed a public offering of its common stock, and issued 1,189,041 shares and received approximately $20.1 million in net cash proceeds.

Third Quarter 2017 Highlights (at or for the three-month period ended September 30, 2017, except where noted)

  Net income grew 61.4% to $1.7 million, or $0.45 per diluted share, in the third quarter, compared to $1.1 million, or $0.27 per diluted share, in the preceding quarter, and was down compared to $1.8 million, or $0.46 per diluted share, in the third quarter of 2016.
  Acquisition costs were $276,000 in the third quarter.
  Net interest margin was 3.80%, which was up 15 basis points compared to the preceding quarter and a 25 basis point improvement compared to the third quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) were $10.1 million, which was unchanged compared to the third quarter a year ago.
  Total loans increased 10.5% to $510.2 million at September 30, 2017, compared to $461.5 million a year earlier.
  Commercial real estate loans increased 20.3% to $247.5 million, or 48.5% of total loans at September 30, 2017, compared to $205.8 million, or 44.6% of total loans a year earlier.
  Capital ratios remain strong with a tangible common shareholders’ equity ratio of 8.06% at September 30, 2017.
  Declared quarterly cash dividend of $0.09 per share.

Balance Sheet Results

“Loan growth remains solid, with a modest increase compared to three months earlier and double-digit growth compared to a year ago,” said Johnson.  “The increase is largely concentrated in the commercial real estate loan sector.”  Total loans increased modestly to $510.2 million at September 30, 2017, compared to $508.1 million three months earlier and increased 10.5% compared to $461.5 million a year earlier.

Eagle originated $84.9 million in new residential mortgages during the quarter, excluding construction loans, and sold $85.3 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.02%.  This production compares to residential mortgage originations of $84.3 million in the preceding quarter with sales of $73.3 million.

Commercial real estate loans increased 20.3% to $247.5 million at September 30, 2017, compared to $205.8 million a year earlier, while residential mortgage loans decreased 3.6% to $109.3 million compared to $113.3 million a year earlier.  Commercial loans decreased 2.6% to $58.6 million, home equity loans increased 7.9% to $51.5 million and construction loans increased 44.l% to $29.8 million, compared to a year ago.

Eagle’s total deposits increased 2.1% to $525.2 million at September 30, 2017, compared to $514.3 million at June 30, 2017 and increased 1.9% compared to $515.3 million a year ago.  As of quarter-end, checking and money market accounts represent 54.9%, savings accounts represent 16.7%, and CDs comprise 28.4% of the total deposit portfolio.

Total assets increased 4.2% to $702.6 million at September 30, 2017, compared to $674.5 million a year earlier but decreased modestly compared to $710.2 million at June 30, 2017.  Shareholders’ equity increased 2.0% to $63.3 million at September 30, 2017, compared to $62.1 million three months earlier and increased 5.5% compared to $60.0 million one year earlier.  Tangible book value improved to $14.70 per share at September 30, 2017, compared to $14.37 per share at June 30, 2017, and $13.91 per share a year earlier.

Operating Results

“Our net interest margin improved 15 basis points compared to the preceding quarter and expanded 25 basis points compared to the year ago quarter, largely due to profitable loan growth and rising interest rates,” Johnson said.  Eagle’s net interest margin was 3.80% in the third quarter, compared to 3.65% in the preceding quarter, and 3.55% in the third quarter a year ago.  Year-to-date, Eagle’s net interest margin improved 28 basis points to 3.68% compared to 3.40% in the first nine months of 2016.  Funding costs for the third quarter were up 16 basis points while asset yields were up 41 basis points compared to a year ago.  The investment securities portfolio decreased to $120.8 million at September 30, 2017, compared to $133.8 million a year ago, which had a positive impact on the average yields on earning assets.

Eagle’s third quarter revenues increased 7.4% to $10.1 million, compared to $9.5 million in the preceding quarter and was unchanged compared to the third quarter a year ago.  Year-to-date, revenues increased 6.3% to $28.3 million compared to $26.6 million in the first nine months of 2016.  Net interest income before the provision for loan loss increased 13.6% to $6.2 million in the third quarter compared to $5.4 million in the third quarter one year ago, and increased 4.7% compared to $5.9 million in the preceding quarter.  In the first nine months of the year, net interest income increased 15.0% to $17.5 million, compared to $15.2 million in the first nine months of 2016.

Noninterest income decreased 14.9% to $4.0 million in the third quarter, compared to $4.7 million in the third quarter a year ago, but increased 11.7% compared to $3.6 million in the preceding quarter.  The net gain on sale of mortgage loans totaled $2.6 million in the third quarter, compared to $2.3 million in the preceding quarter and $3.2 million in the third quarter a year ago.  In the first nine months of 2017, noninterest income decreased to $10.8 million compared to $11.4 million in the first nine months of 2016, reflecting lower gains from sale of mortgage loans over the past 12 months.

Third quarter noninterest expenses were $7.6 million, the same as in the preceding quarter.  In the third quarter of 2016 noninterest expenses totaled $7.2 million.  In the first nine months of 2017, noninterest expenses totaled $22.6 million compared to $20.4 million in the same period a year earlier.  Higher compensation expenses and acquisition costs contributed to the majority of the year-over-year increase.

Credit Quality

Eagle’s third quarter provision for loan losses was $331,000, compared to $302,000 in the preceding quarter and $472,000 in the third quarter a year ago.  The allowance for loan losses represented 394.0% of nonperforming loans at September 30, 2017, compared to 309.2% three months earlier and 263.3% a year earlier.

Nonperforming loans (NPLs) were $1.4 million at the end of the third quarter, which was down 17.4% compared to $1.7 million three months earlier, and down 21.0% compared to $1.8 million a year earlier.

Eagle’s net charge-offs were $56,000 in the third quarter, compared to $152,000 in the preceding quarter and $82,000 in the third quarter a year ago.  The allowance for loan losses was $5.5 million, or 1.08% of total loans at September 30, 2017, compared to $5.2 million, or 1.03% of total loans at June 30, 2017 and $4.7 million, or 1.01% of total loans a year ago.

Total OREO and other repossessed assets was $527,000 at September 30, 2017, compared to $493,000 at June 30, 2017 and $513,000 a year ago.  Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, decreased 11.9% to $1.9 million at June 30, 2017 or 0.27% of total assets, compared to $2.2 million, or 0.31% of total assets three months earlier and decreased 15.6% compared to $2.3 million, or 0.34% of total assets a year earlier.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible asset of 8.06% at September 30, 2017.  (Shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

On February 13, 2017, the Company completed the issuance of $10 million of senior unsecured debt.  The net proceeds of $9.8 million was used as capital contribution to its bank subsidiary to support growth.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Montana through 14 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the Nasdaq Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, merger with Ruby Valley Bank, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; our ability to continue to  increase and manage our commercial real estate and commercial business loans; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; the effect of our pending acquisition of TwinCo, Inc. including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the proposed merger. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, Eagle will file with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 that will include a Proxy Statement of TwinCo, Inc. (“TwinCo”) and a Prospectus of Eagle, as well as other relevant documents concerning the proposed merger. Investors and stockholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Registration Statement and Proxy Statement/Prospectus, as well as other filings containing information about Eagle and TwinCo, when they become available, may be obtained at the SEC's Internet site (www.sec.gov). Copies of the Registration Statement and Proxy Statement/Prospectus (when they become available) and the filings that will be incorporated by reference therein may also be obtained, free of charge, from Eagle's website at opportunitybank.com or by contacting Eagle at 406-442-3080.

PARTICIPANTS IN SOLICITATION

Eagle and TwinCo and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of TwinCo in connection with the proposed merger. Information about the directors and executive officers of Eagle is set forth in the proxy statement for Eagle's 2017 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on March 14, 2017. Information about the directors and executive officers of TwinCo will be set forth in the Proxy Statement/Prospectus. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and a description of their direct and indirect interests, by security holdings or otherwise, may be obtained by reading the Proxy Statement/Prospectus and other relevant documents regarding the proposed merger to be filed with the SEC (when they become available). Free copies of these documents may be obtained as described in the preceding paragraph.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)
	September 30,	June 30,	September 30,
	2017	2017	2016

Assets:
Cash and due from banks	$7,371	$7,244	$6,802
Interest-bearing deposits with banks	784	1,797	1,029
Total cash and cash equivalents	8,155	9,041	7,831
Securities available-for-sale, at market value	120,767	123,191	133,754
FHLB stock, at cost	4,121	4,841	3,870
FRB stock	871	871	871
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	9,606	16,206	19,415
Loans:
Residential mortgage (1-4 family)	109,250	110,906	113,287
Commercial loans	58,554	58,230	60,102
Commercial real estate	247,501	246,005	205,819
Construction loans	29,760	29,440	20,649
Consumer loans	14,696	15,293	14,867
Home equity	51,450	49,266	47,694
Unearned loan fees	(1,027)	(1,008)	(919)
Total loans	510,184	508,132	461,499
Allowance for loan losses	(5,500)	(5,225)	(4,650)
Net loans	504,684	502,907	456,849
Accrued interest and dividends receivable	2,269	2,174	2,138
Mortgage servicing rights, net	6,398	6,127	5,439
Premises and equipment, net	20,860	20,040	19,543
Cash surrender value of life insurance	14,385	14,289	13,996
Real estate and other assets acquired in settlement of loans, net	527	493	513
Goodwill	7,034	7,034	7,034
Core deposit intangible	300	328	416
Deferred tax asset, net	1,349	1,132	462
Other assets	1,089	1,385	2,209
Total assets	$702,570	$710,214	$674,495

Liabilities:
Deposit accounts:
Noninterest bearing	104,866	91,811	89,242
Interest bearing	420,301	422,454	426,035
Total deposits	525,167	514,265	515,277
Accrued expense and other liabilities	5,426	4,867	5,363
FHLB advances and other borrowings	83,836	104,182	78,855
Other long-term debt, net	24,795	24,778	14,965
Total liabilities	639,224	648,092	614,460

Shareholders' Equity:
Preferred stock (no par value; 1,000,000 shares authorized;
none issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized;
4,083,127 shares issued; 3,811,409, 3,811,409 and 3,779,464 shares outstanding
at September 30, 2017, June 30, 2017 and September 30, 2016, respectively)	41	41	41
Additional paid-in capital	22,477	22,444	22,184
Unallocated common stock held by employee stock ownership plan (ESOP)	(684)	(725)	(850)
Treasury stock, at cost (271,718, 271,718 and 303,663 shares at
September 30, 2017, June 30, 2017 and September 30, 2016, respectively)	(2,971)	(2,971)	(3,321)
Retained earnings	43,837	42,460	40,096
Accumulated other comprehensive income	646	873	1,885
Total shareholders' equity	63,346	62,122	60,035
Total liabilities and shareholders' equity	$702,570	$710,214	$674,495

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Interest and dividend Income:
Interest and fees on loans	$6,478	$6,174	$5,461	$18,222	$15,253
Securities available-for-sale	693	714	709	2,136	2,196
FRB and FHLB dividends	48	36	37	124	103
Interest on deposits with banks	2	1	-	3	1
Other interest income	3	-	1	4	4
Total interest and dividend income	7,224	6,925	6,208	20,489	17,557
Interest Expense:
Interest expense on deposits	386	376	383	1,142	1,119
FHLB advances and other borrowings	329	322	209	856	622
Other long-term debt	350	347	195	969	584
Total interest expense	1,065	1,045	787	2,967	2,325
Net interest income	6,159	5,880	5,421	17,522	15,232
Loan loss provision	331	302	472	934	1,381
Net interest income after loan loss provision	5,828	5,578	4,949	16,588	13,851

Noninterest income:
Service charges on deposit accounts	250	239	229	721	639
Net gain on sale of loans	2,574	2,263	3,164	6,662	7,320
Mortgage loan servicing fees	525	509	462	1,581	1,267
Wealth management income	142	180	166	463	461
Interchange and ATM fees	214	228	227	648	652
Appreciation in cash surrender value of life insurance	125	126	133	375	358
Net (loss) gain on sale of available-for-sale securities	-	(14)	110	(14)	194
Net (loss) gain on sale of real estate owned and other repossessed property	-	(24)	(6)	(25)	6
Other noninterest income	158	63	204	355	494
Total noninterest income	3,988	3,570	4,689	10,766	11,391

Noninterest expense:
Salaries and employee benefits	4,331	4,586	4,177	13,350	11,783
Occupancy and equipment expense	680	672	698	2,069	2,158
Data processing	563	566	456	1,696	1,467
Advertising	255	269	192	713	530
Amortization of mortgage servicing fees	288	262	326	812	839
Amortization of core deposit intangible and tax credits	107	107	112	321	335
Federal insurance premiums	78	36	99	198	305
Postage	48	51	60	147	148
Legal, accounting and examination fees	107	200	120	392	279
Consulting fees	14	59	44	122	161
Acquisition costs	276	-	-	276	-
Write-down on real estate owned and other repossessed property	-	9	-	45	-
Other noninterest expense	810	803	875	2,475	2,388
Total noninterest expense	7,557	7,620	7,159	22,616	20,393

Income before income taxes	2,259	1,528	2,479	4,738	4,849
Income tax expense	538	462	707	1,188	1,166
Net income	$1,721	$1,066	$1,772	$3,550	$3,683

Basic earnings per share	$0.45	$0.28	$0.46	$0.93	$0.97
Diluted earnings per share	$0.45	$0.27	$0.46	$0.92	$0.95
Weighted average shares
outstanding (basic EPS)	3,811,409	3,811,409	3,779,464	3,811,409	3,779,464
Weighted average shares
outstanding (diluted EPS)	3,863,656	3,869,885	3,873,171	3,869,695	3,873,171

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	September	June 30	September
	2017	2017	2016
Asset Quality:
Nonaccrual loans	$1,396	$1,611	$1,421
Loans 90 days past due	-	79	301
Restructured loans, net	-	-	44
Total nonperforming loans	1,396	1,690	1,766
Other real estate owned and other repossessed assets	527	493	513
Total nonperforming assets	$1,923	$2,183	$2,279
Nonperforming loans / portfolio loans	0.27%	0.33%	0.38%
Nonperforming assets / assets	0.27%	0.31%	0.34%
Allowance for loan losses / portfolio loans	1.08%	1.03%	1.01%
Allowance / nonperforming loans	393.98%	309.17%	263.31%
Gross loan charge-offs for the quarter	$60	$189	$83
Gross loan recoveries for the quarter	$4	$37	$1
Net loan charge-offs for the quarter	$56	$152	$82

Capital Data (At quarter end):
Tangible book value per share (2)	$14.70	$14.37	$13.91
Shares outstanding	3,811,409	3,811,409	3,779,464
Tangible Common Equity to Tangible Assets (2)	8.06%	7.79%	7.88%

Profitability Ratios (For the quarter):
Efficiency ratio (1)	73.42%	79.50%	69.70%
Return on average assets	0.98%	0.61%	1.07%
Return on average equity	10.87%	6.97%	11.82%
Net interest margin	3.80%	3.65%	3.55%

Profitability Ratios (Year-to-date):
Efficiency ratio (1)	78.81%	81.83%	75.34%
Return on average assets	0.69%	0.54%	0.76%
Return on average equity	7.75%	6.10%	8.44%
Net interest margin	3.68%	3.63%	3.40%

Other Information
Average total assets for the quarter	$704,336	$700,682	$664,580
Average total assets year to date	$690,112	$682,486	$649,203
Average earning assets for the quarter	$648,385	$644,885	$611,055
Average earning assets year to date	$634,365	$626,791	$596,858
Average loans for the quarter (3)	$520,603	$512,138	$471,437
Average loans year to date (3)	$502,563	$493,393	$449,334
Average equity for the quarter	$63,315	$61,134	$59,958
Average equity year to date	$61,096	$59,959	$58,157
Average deposits for the quarter	$517,660	$512,736	$500,381
Average deposits year to date	$516,194	$515,054	$491,987

(1) The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income: See "Use of Non-GAAP Financial Measures"
(2) Tangible book value per share and tangible common shareholders' equity to tangible assets is a non GAAP ratio. See "Use of Non-GAAP Financial Measures"
(3) includes loans held for sale: see "Use of Non-GAAP Financial Measures"

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains our efficiency ratio and tangible book value per share, which are non-GAAP financial measures.  The numerator for the efficiency ratio is calculated by subtracting intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding.  We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios, and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.  Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Calculation of Efficiency Ratio:
Noninterest expense	$7,557	$7,620	$7,159	$22,616	$20,393
Intangible asset amortization	(107)	(107)	(112)	(321)	(335)
Efficiency ratio numerator	7,450	7,513	7,047	22,295	20,058

Net interest income	6,159	5,880	5,421	17,522	15,232
Noninterest income	3,988	3,570	4,689	10,766	11,391
Efficiency ratio denominator	10,147	9,450	10,110	28,288	26,623

Efficiency ratio	73.42%	79.50%	69.70%	78.81%	75.34%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	September 30,	June 30,	September 30,
	2017	2017	2016
Tangible Book Value:
Shareholders' equity	$63,346	$62,122	$60,035
Goodwill and core deposit intangible, net	(7,334)	(7,362)	(7,450)
Tangible common shareholders' equity	$56,012	$54,760	$52,585

Common shares outstanding at end of period	3,811,409	3,811,409	3,779,464

Common shareholders' equity (book value) per share (GAAP)	$16.62	$16.30	$15.88

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$14.70	$14.37	$13.91

Tangible Assets:
Total assets	$702,570	$710,214	$674,495
Goodwill and core deposit intangible, net	(7,334)	(7,362)	(7,450)
Tangible assets (non-GAAP)	$695,236	$702,852	$667,045

Tangible common shareholders' equity to tangible assets
(non-GAAP)	8.06%	7.79%	7.88%

Contacts:
Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, SVP and CFO
(406) 457-4007